USANA Health Sciences, Inc.                         May 5, 2026
Q1 2026 Management Commentary

Key Financial Results

	Quarter ended
	April 4, 2026	March 29, 2025	Year-Over-Year	Sequentially
Net Sales	$250	$250	Flat	+11%
Net Earnings	$7.5	$9.4	-20%	N/A
Diluted EPS	$0.41	$0.49	-16%	N/A
Adjusted Diluted EPS(1)	$0.61	$0.73	-16%	+2%
Adjusted EBITDA(2)	$28.4	$29.8	-5%	+4%
Core Nutritional Active Customers	404,000	459,000	-12%	+4%
Hiya Active Monthly Subscribers	186,000	224,000	-17%	+2%
Net Sales, Net Earnings and Adjusted EBITDA in millions

Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya.

Overview
Our first quarter 2026 results reflect USANA’s continued evolution from a single-channel direct sales business to a diversified, omnichannel health and wellness enterprise. Our omnichannel platform is intended to provide multiple growth engines, and early progress across our three segments reinforces confidence that our strategy will deliver sustained incremental value over time.

During 2026, we are focused on executing three strategic priorities for the Core Nutritional business: reinvigorating our global sales force through our enhanced Brand Partner compensation plan, accelerating product innovation with a robust pipeline of new and upgraded products launching across all markets, and modernizing our technology infrastructure to fundamentally improve how customers and Brand Partners engage with the USANA brand.

The Core Nutritional business delivered solid sequential improvement in Q1, with consolidated net sales of $204 million, or 7% growth, and total active customers increasing 4% from Q4 2025, driven by strong active customer growth in response to promotional activity in China during the Chinese New Year period. During the quarter, we continued to promote our enhanced Brand Partner compensation plan, which is designed to strengthen the business opportunity and improve the productivity and retention of our sales force. We also accelerated new product launches, bringing a robust pipeline of upgraded formulations to market, and continued to align our cost structure in a manner that supports disciplined, profitable growth.

Additionally, we formalized our previously mentioned technology modernization plans, and we are funding these efforts primarily through repurposing existing resources as well as savings from operational efficiency initiatives, underscoring our commitment to innovation while maintaining fiscal discipline. These plans aim to modernize our core systems and fundamentally improve how customers experience our brand while driving future cost efficiencies across our IT infrastructure. We are planning to strategically leverage best-in-class third-party platforms to move faster, and scale smarter.

Hiya generated net sales of $32 million in the first quarter of 2026 with Active Monthly Subscribers of 186,000, reflecting modest sequential improvement following Meta disruptions that drove higher customer acquisition costs beginning in the third quarter of 2025. The business is emerging from this period of temporary disruption and the Hiya team continues to deploy the resources and capabilities necessary to re-accelerate subscriber acquisition.

A number of meaningful growth, diversification, and efficiency catalysts are underway at Hiya in 2026. Hiya launched in Canada in January and in the United Kingdom in March, establishing the brand's first international DTC markets. Additionally, Hiya products are now available at Target, representing the brand's first foray into physical retail as a means to meaningfully broaden Hiya's consumer reach. We have also begun to manufacture Hiya products in-house at USANA's facility, a strategic shift we expect to deliver operational efficiencies in the back half of 2026. Taken together, the combination of new international markets, expanded retail distribution, in-house manufacturing savings, and the continued strength of Hiya's core DTC business supports our expectation that Hiya will deliver a materially stronger second half of 2026. We continue to project full-year 2026 net sales of $140 million to $155 million, representing growth of 6% to 17% over fiscal 2025.

Rise Wellness delivered $14 million in net sales in the first quarter, representing a more than 8x increase from last year's first quarter and a 143% sequential increase from Q4 2025. This performance was primarily driven by the launch of Protein Pop Plus into Costco stores nationwide, with initial stocking orders fulfilled during the quarter. Protein Pop, which went from concept to national shelf placement within a matter of months in 2025, represents a compelling product innovation story and a testament to the speed and agility of the Rise Wellness team. Rise Bar also continues to benefit from the distribution relationships established with key retail partners. We are pleased with the market reception to both brands and remain confident in the long-term potential of the Rise Wellness segment.

We recognize that the near-term economics of scaling a retail-distributed consumer brand require front-loaded investments in inventory, trade support, and brand building, which is reflected in our current gross margins. At 7.1% gross margin in Q1, Rise Wellness is in an investment phase, and we expect margins to improve over time as the brands mature, volumes scale, and manufacturing efficiencies are captured. We continue to project Rise Wellness net sales of $65 million to $80 million for fiscal 2026. We expect the business to operate at roughly breakeven for the full year as we continue to invest in the capabilities and channel relationships required for sustained, long-term growth.

Q1 2026 Consolidated Performance

Consolidated Results
		Year-Over-Year	Sequentially
Net Sales	$250 million	Flat (+$8 million or +3% FX impact)	+11%
Net Earnings	$7.5 million	-20%	N/A
Diluted EPS	$0.41	-16%	N/A
Adjusted Diluted EPS(1)	$0.61	-16%	+2%
Adjusted EBITDA(2)	$28.4 million	-5%	+4%
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya.
Consolidated Balance Sheet
We ended the first quarter with $163 million in cash and cash equivalents and $14 million of debt. We had approximately $34 million remaining under the current share repurchase authorization as of April 4, 2026.

Inventories decreased to $99 million as of April 4, 2026, or 7% lower compared to the year-end balance in fiscal 2025. This decrease was driven, in great part, from the fulfillment of Rise Wellness orders with key retailers.

For our Core Nutritional business and Hiya, we believe that our in-house manufacturing capabilities provide us with better margins, better control of inventory levels, and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion
Gross margin decreased 280 basis points from the prior year to 76.2% of net sales. The decrease is largely attributed to an approximate 370 basis point unfavorable impact on consolidated results from Rise Wellness, which carries lower gross margins relative to the Core Nutritional business. Gross margin in the Core Nutritional business declined 30 basis points from the prior year to 82.0% of segment net sales. Hiya gross margins increased 700 basis points from the prior year to 68.9%, reflecting lower relative freight costs, favorable mix and an inventory step-up in the prior year.

Brand Partner Incentives decreased 70 basis points from the prior year to 35.4% of net sales on a consolidated basis. Hiya and Rise Wellness, which do not payout Brand Partner Incentives, contributed to lower incentives by approximately 80 basis points. For the Core Nutritional business, Brand Partner Incentives increased 70 basis points from the prior year to 43.4% of segment net sales, which was driven primarily by market sales mix and increased incentive promotions.

Selling, General and Administrative expenses decreased 130 basis points from the prior year to 35.3% as a percentage of net sales. SG&A expenses for the Core Nutritional business decreased 190 basis points from the prior year to 29.7% of segment net sales. The decrease is primarily attributable to lower employee compensation associated with the previously communicated cost realignment initiatives. The combined SG&A increase also reflects an approximate 150 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which operates with higher relative SG&A compared to the Core Nutritional business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally, Hiya's first quarter SG&A expense reflects typical seasonality with higher relative investment in marketing spend directed toward customer acquisition.

The year-to-date effective tax rate increased to 55.0% from the 44.5% reported in the comparable period of 2025. The Q1 2025 effective tax rate reflected an expectation of higher earnings for 2025. Actual earnings were meaningfully lower in the back half of 2025, resulting in a 72.4% effective tax rate for the full year. Based on current projections, a 55% to 60% effective tax rate is expected for FY 2026.

Q1 2026 Segment Results
Core Nutritional

Core Nutritional
	Q1 2026	Year-Over-Year	Sequentially
Net Sales	$204 million	-3%	+7%
Active Customers	404,000	-12%	+4%

Asia Pacific Region
	Q1 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$169 million	-2%	-6%	+12%
Active Customers	326,000	-13%	N/A	+7%

Asia Pacific Sub-Regions
		Q1 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$123 million	+4%	Flat	+23%
	Active	235,000	-7%	N/A	+13%
	Customers
North Asia	Net Sales	$15 million	-19%	-18%	-9%
	Active	32,000	-29%	N/A	-9%
	Customers
Southeast Asia Pacific	Net Sales	$31 million	-14%	-20%	-10%
	Active	59,000	-21%	N/A	-6%
	Customers

Americas and Europe Region
	Q1 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$35 million	-6%	-10%	-13%
Active Customers	78,000	-8%	N/A	-4%

Hiya Health

	Q1 2026	Year-Over-Year	Sequentially
Net Sales	$32 million	-13%	+7%
Active Monthly Subscribers	186,000	-17%	+2%

Rise Wellness

	Q1 2026	Year-Over-Year	Sequentially
Net Sales	$14 million	+741%	+143%

Fiscal Year 2026 Outlook
The Company is reiterating its outlook for fiscal year 2026, as follows:

Fiscal Year 2026 Outlook
Range
Core Nutritional business net sales	$720 to $765 million*
Hiya net sales	$140 to $155 million
Rise Wellness net sales	$65 to $80 million
Consolidated net sales	$925 million to $1.0 billion

Net earnings	$20 million to $27 million
Diluted EPS	$1.11 to $1.45
Adjusted diluted EPS(1)	$1.95 to $2.29
Adjusted EBITDA(2)	$101 million to $109 million

Consolidated effective tax rate	55% to 60%
Diluted share count	Approximately 18.3 million
*Reflects an expected favorable currency exchange rate impact of approximately $19 million, or 3% on net sales and one less week of operations compared to fiscal year 2025 which was a 53-week year.

We are reaffirming our fiscal 2026 guidance across all metrics. Our first quarter results, while reflecting continued year-over-year pressure in portions of our business, saw meaningful sequential improvement and provide us with confidence that the foundational investments we are making and the strategic actions underway are beginning to produce measurable results. Our 2026 strategy is built on three integrated pillars.

First, we are actively repositioning our Core Nutritional business for long-term growth. This includes advancing the rollout of the enhanced Brand Partner compensation plan, which is designed to strengthen the appeal and competitiveness of the USANA business opportunity; accelerating new product development and launch timelines to ensure a relevant and innovative consumer product pipeline; and modernizing our technology infrastructure. We remain confident that these actions will stabilize customer counts and ultimately position the Core Nutritional business to return to sustainable growth over time.

Second, we are investing in the expansion of our high-growth omnichannel brands, Hiya and Rise Wellness. Together, these two businesses are expected to represent more than 20% of consolidated net sales in 2026, up from 16% in 2025 and approximately 1% in 2024. Each brand is pursuing a distinct but complementary growth path: Hiya through DTC excellence, channel diversification, international market expansion, and nascent retail distribution; and Rise Wellness through continued channel expansion into Costco and other large retail and club retail partners. We are committed to providing both businesses with the resources, infrastructure, and operational support required to realize their long-term potential.

Third, we are accelerating our technology modernization initiative to fundamentally improve how customers experience our brand and how we operate internally. We are planning to strategically leverage best-in-class third-party platforms to move faster, scale smarter, and drive future cost efficiencies across our IT infrastructure. The initiative includes both a repurposing existing technology spend and approximately $1.0 million of incremental investment in 2026, both of which are reflected in our current guidance.

Taken together, these three strategic pillars are designed to build a more diversified, more resilient, and more competitive enterprise — one that can create sustainable long-term value for shareholders across a variety of market conditions.

Kevin Guest
Chairman and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter ended
	April 4, 2026	March 29, 2025
Net earnings attributable to USANA (GAAP)	$7,515	$9,402
Net (loss) earnings attributable to noncontrolling interest	(556)	(112)
Net earnings	$6,959	$9,290

Adjustments:
Income taxes	$8,506	$7,449
Interest (income) expense	(197)	(312)
Depreciation and amortization	5,334	5,790
Amortization of intangible assets - Hiya	4,455	4,455
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$25,057	$26,672

Add EBITDA adjustments:
Non-cash share-based compensation	3,454	2,880
Transaction, integration and transition costs - Hiya	239	577
Inventory step-up - Hiya	—	582
Adjusted EBITDA	28,750	30,711
Less: Adjusted EBITDA attributable to noncontrolling interest	(387)	(954)
Adjusted EBITDA attributable to USANA	$28,363	$29,757

Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter ended
	April 4, 2026	March 29, 2025
Net earnings attributable to USANA (GAAP)	$7,515	$9,402

Earnings per common share - Diluted (GAAP)	$0.41	$0.49
Weighted Average common shares outstanding - Diluted	18,411	19,085

Adjustment to net earnings:
Transaction, integration and transition costs - Hiya	$239	$577
Inventory step-up - Hiya	—	582
Amortization of intangible assets - Hiya	4,455	4,455
Adjustments to net earnings attributable to noncontrolling interest	(942)	(1,066)
Income tax effect of adjustments to net earnings	—	(4)
Adjusted net earnings attributable to USANA	$11,267	$13,946

Adjusted earnings per common share - Diluted	$0.61	$0.73
Weighted average common shares outstanding - Diluted	18,411	19,085

Operating Results as a Percentage of Net Sales
(unaudited)

	Quarter ended
	April 4, 2026				March 29, 2025
	Core Nutritional	Hiya	Rise	Consolidated	Core Nutritional	Hiya	Rise	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	18.0%	31.1%	92.9%	23.8%	17.7%	38.0%	65.1%	21.0%
Gross profit	82.0%	68.9%	7.1%	76.2%	82.3%	62.0%	34.9%	79.0%
Operating expenses:
Brand Partner incentives	43.4%	—%	—	35.4%	42.7%	—%	—%	36.1%
Selling, general and administrative	29.7%	77.0%	20.0%	35.3%	31.6%	63.4%	79.2%	36.6%
Total operating expenses	73.1%	77.0%	20.0%	70.7%	74.3%	63.4%	79.2%	72.7%
Earnings (loss) from operations	8.9%	(8.1)%	(12.9)%	5.5%	8.0%	(1.4)%	(44.3)%	6.3%

Amortization of acquired intangible assets	—%	13.9%	1.5%	1.9%	—%	12.0%	13.0%	1.9%

Management Commentary Document and Conference Call
For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, May 6, 2026 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding growth for Hiya and Rise Wellness in 2026 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2026 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partner compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to Hiya’s ability to adapt to changes in the digital marketing environment to continue to generate customer acquisition, including changes in social media advertising algorithms; risks related to Rise Wellness’ dependence on product orders from certain key retailers – specifically, if future orders from those retailers do not meet our forecasts or such retailers discontinue purchasing and selling Rise Wellness products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict between the United States and Iran; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with our operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that Hiya and Rise Wellness disrupt the Company’s overall strategic plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability to retain key personnel of Hiya and Rise Wellness; the ability to realize the benefits of the Hiya acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, Italy, and India. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company and a 100% interest in Rise Wellness. Hiya and Rise Wellness offer a variety of clean-label health products. More information on Hiya can be found at www.hiyahealth.com. More information on Rise Wellness can be found on www.risebar.com and www.proteinpop.com.

Investor contact:                Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:                Sarah Searle
                        (801) 954-7626
                        media@usanainc.com

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